PURCHASE AND SALE CONTRACT

This Purchase and Sale Contract is made and entered into this 27th day of September, 2007, with an effective date of September 1, 2007, by and between each of the sellers listed on the signature page hereto (individually and collectively “Seller”) and DD Energy, Inc., a corporation incorporated under the laws of the State of Nevada (“Buyer”).

RECITALS:

A.        Seller owns certain oil leases in Anderson, Johnson, and Linn Counties Kansas as set forth and described in the attached Exhibit B (the “Leases”). The Leases are subject to certain encumbrances and overriding royalties as set forth on Exhibit B attached hereto.

B.        Buyer desires to purchase and assume the Leases and all existing equipment on the Leases.

AGREEMENT:

1.         Consideration: Buyer shall pay Seller the sum of $2,700,000 (the “Purchase Price”) payable as follows:

a.         $1,735,000 in certified funds or wire transfer at Closing, as hereinafter defined; and

b.         Promissory notes (the “Notes”) in the aggregate amount of $965,000 and in the specific amounts set forth for each Seller on Exhibit A. A form of the Notes is attached hereto as Exhibit C. The Notes shall be secured by a second mortgage and security agreement on the Leases (the “Mortgage”) in the form attached hereto as Exhibit D. Closing shall occur at the offices of Cornerstone Bank at 11:00 a.m. Kansas time on September 27, 2007, or such other time or date as may be agreed upon in writing by the parties.

c.         The Purchase Price shall be paid to the Seller as their respective interests are shown on Exhibit A.

2.         Adjustments to Consideration: In addition to the Purchase Price, Buyer shall pay to J & J Operating, LLC (“Agent”) for distribution to the Seller the following:

a.	$26,000 for oil in the tanks located on the Leases as of August 31, 2007;

b.         The amount of all invoices paid by or to be paid by Agent for operating expenses (including, without limitation, salaries, equipment costs, utilities, and vendors) on the Leases from September 1, 2007 through the Closing Date. Agent shall provide Buyer with a statement of such operating expenses on or before October 10, 2007 (the “Statement”). Buyer shall pay Agent within ten (10) days after receipt of the Statement. Agent shall distribute the above amount to the Seller within ten (10) days of receipt of funds from Buyer; and

c.         Seller shall be liable for, pay, and hold Buyer harmless from, all ad valorem and personal property taxes assessed against the property for 2006 and all prior years. Ad valorem and personal property taxes for 2007 shall be pro-rated between the parties as of the date of closing. Buyer shall be liable for, pay, and hold Seller harmless from taxes for 2008 and subsequent years. All severance and other gross production, collection, or use taxes to date of closing and attributable production prior to date of closing shall be paid by Seller. Such taxes attributable to production from and after date of closing shall be paid by Buyer.

3.         Extension of Payment on the Notes: If Buyer is not otherwise in default under the terms of the Notes, Buyer may extend the due date for the payment on the Notes by thirty (30) days in exchange for a non-refundable payment to Seller in the aggregate amount of $50,000 or sixty (60) days in exchange for a non-refundable payment to Seller in the aggregate amount of $100,000 (the “Extension Payment”). The Extension Payment shall be in certified funds or wire transfer and shall be delivered to each Seller as each Seller’s interest appears on Exhibit A at the address set forth in the Note prior to the due date set forth in the Note. Any Extension Payment shall be in addition to the Purchase Price.

4.         Transfer: Seller shall transfer the Leases to Buyer free and clear of any liens or encumbrances but subject to those liens or encumbrances identified on the title opinions attached hereto as Exhibit E. Each transfer shall be memorialized in an Assignment, Bill of Sale and Conveyance (“Assignment”) as set forth in Exhibit F. Seller and Buyer shall execute and acknowledge the Assignment. At Closing, Seller shall deliver the Assignment in sufficient counterparts to facilitate filing and recording to Buyer.

5.         Broker: The parties represent and warrant that neither party has incurred any obligation or liability for broker’s or finder’s fees in respect of this Agreement, or the transactions contemplated hereby.

6.         Personal Property: This sale shall include all fixtures such as sheds, buildings and offices but does not include any personal property such as vehicles or any other items of property not affixed to and in use upon a Lease.

7.         “As Is” and “Where Is”: Except for the representations and warranties specifically set forth in this agreement and/or the instruments delivered to Buyer at closing, the Sellers (and their respective officers, directors, shareholders, agents, and attorneys), make no warranties, express or implied, with respect to the quality, design, physical condition, fitness for a particular purpose, production volumes, profitability or capacity of any of the Leases. Except as expressly set forth herein or in the instruments delivered to Buyer at closing, all such Leases, wells, equipment and fixtures are sold and delivered to Buyer “as is” and “where is” in the condition existing on the date hereof with reasonable exception for normal wear and tear. Buyer assumes all risks that the Leases may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may or may not have been revealed by Buyer’s investigation. Responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer, subject to Section 14 hereof.

8.         Additional Remedies Upon Default: Upon the failure of the Buyer to make any payment on the Note when due or upon the failure of the Buyer to perform any material obligation pursuant to this Agreement, the Note, or the Mortgage (a “Default”), in addition to any other remedy Seller has or may have pursuant to this Agreement, the Note, or the Mortgage, at law or in equity, Seller shall have the right to repossess the Leases as set forth in the Mortgage, subject to the first mortgage and security position of Cornerstone Bank. Upon a Default, Seller shall provide Buyer written notice at least thirty (30) days prior to commencing repossession proceedings, in order to allow Buyer to cure the Default.

9.         Further Assurances: The parties agree to cooperate as reasonably requested by any other party to effectuate the assignments and pledges in the Agreement, the Notes and the Mortgage. Such cooperation includes the execution of documents required by governmental agencies and/or third parties to effectuate any of the foregoing, including, without limitation Form T-1 documents.

10.       Governing Law: This Agreement will, in all respects, be subject to, construed and enforced in accordance with the laws of the State of Kansas, without regard to principles of conflict of laws. The Parties do hereby irrevocably submit, agree, attorn, and consent to the personal and exclusive jurisdiction of the District Court of the State of Kansas in a County where the Leases are located for any judicial or quasi-judicial proceeding for all other matters arising out of or in connection with this Agreement.

11.       Entire Agreement: This Agreement constitutes the entire agreement of the Parties relative to the subject matter contained herein, and there are no oral or other representations or warranties connected with the subject matter hereof. This Agreement supersedes all prior agreements between the Parties relating to the subject matter contained herein.

12.       Binding Effect: This agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, successors, assigns and legal representatives.

13.       Miscellaneous: Time is of the essence of this Agreement. This contract may be executed in counterparts, each of which shall be deemed an original or multiple originals, and all such counterparts or originals shall for all purposes constitute one agreement. For purposes of this contract and any addenda, attachments or amendments hereto, Buyer and Seller agree to accept facsimile (fax) signatures and initials as originals. Indemnifications and warranties, if any, contained herein shall survive the closing and shall not be deemed merged in, or extinguished upon delivery of, instruments of conveyance executed and delivered at closing. Seller and Buyer acknowledge that they have each had ample and adequate opportunity to obtain independent legal and tax advice concerning this agreement. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transaction contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

14.	Representations and Warranties of Seller

(a)       Existence. Seller are either individuals or entities duly formed, validly existing and in good standing under the laws of the states in which they are formed.

(b)       Power. Seller has the power to enter into and perform this Purchase and Sale Contract and the transactions contemplated by this Purchase and Sale Contract. Subject to filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Purchase and Sale Contract by Seller, and the transactions contemplated by this Purchase and Sale Contract, will not violate (i) any provision of the certificate or agreement of formation of Seller, (ii) any material agreement or instrument to which Seller is a party or by which Seller or any of the Leases are bound, (iii) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) any law, rule or regulation applicable to Seller relating to the Leases other than a violation which would not have a material adverse effect on Seller or the Leases.

(c) Authorization and Enforceability. The execution, delivery and performance of this Purchase and Sale Contract, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Purchase and Sale Contract constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)       Claims, Litigation and Title. There are no claims, actions, suits or proceedings pending or threatened against Seller which, if determined adversely to Seller, would have a material adverse affect on the Leases or which would materially and adversely affect Seller's ability to perform its obligations under this Purchase and Sale

Contract. All Wells are free and clear of all liens, encumbrances, obligations or defects. Seller shall indemnify Buyer for all Title Defects.

(e) Taxes and Assessments. All ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Leases which have become due and payable have been properly paid by Seller, all applicable tax returns have been filed, and Seller knows of no claim by any applicable taxing authority against Seller in connection with the payment of such taxes.

(f)        Consents and Preferential Rights. All required notices in respect of consents to assignment and preferential rights to purchase relating to the Leases have been obtained by Seller on forms customarily used in the industry and shall be furnished to Buyer at Closing.

(g)       Environmental Laws. The Leases and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any Environmental Law. As used in this Purchase and Sale Contract, the term "Environmental Laws" shall mean any and all laws, regulations, ordinances and judicial interpretations pertaining the prevention, abatement or elimination of pollution or to the protection of public health or the environment that are in effect in all jurisdictions in which any of the Leases or related operations are located or conducted, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Act and the Clean Air Act. Seller shall indemnify and be responsible for all

Environmental Defects, known or unknown, on the Leases prior to September 1, 2007. Environmental Defect means a condition in, on or under the Leases (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes a Lease or well to be in material violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws.

(h)       Sale of Production. No hydrocarbons produced from such Leases or existing as in-ground reserves in such Leases are subject to a sales contract (other than a contract or division order terminable upon no more than 30 days notice), and no person or entity other than a lessor under the Leases has any call upon, option to purchase or similar rights with respect to production from such Leases. Seller is receiving proceeds from the sale of production from the Wells from the production purchasers or from operator(s) of the Leases in a timely manner, and the proceeds payable to Seller are not being held in suspense by any production purchaser or operator.

(i)        Leases. The Leases are in full force and effect and are valid and existing documents covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the Leases which are the responsibility of Seller to pay have been fully, properly and timely paid; no party to any Lease is in breach of any provision thereof; no such breach has been alleged by any lessor; the Leases, other than federal Leases, do not contain express development obligations; and all conditions necessary to keep the Leases in force have been performed.

(j)        Further Assurances. From September 1, 2007 until the Closing, Seller has not: (i) entered into any new agreements or commitments with respect to the Leases; (ii)

incurred any liabilities other than in the ordinary course for normal operating expenses associated with individual Wells; (iii) abandoned, or consented to abandonment of, any producing or shut-in Well or any injection well located on the premises associated with the Assets, nor released or abandoned all or any portion of the Leases; (iv) modified or terminated any of the agreements relating to the Leases or waived any right thereunder; and (v) encumbered, sold or otherwise disposed of any of the Leases other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Leases and other than hydrocarbons sold in the ordinary course of business.

(k)       Material Purchase and Sale Contracts. All agreements with respect to which Seller is a party and Buyer is not a party and that are material to the ownership or value of the Leases are set forth on Exhibit G attached hereto and incorporated herein by this reference and, as to such agreements, (i) all are in full force and effect; (ii) all payments due thereunder have been made by Seller; (iii) Seller is not in breach or default thereunder; (iv) no other party is in breach or default with respect to its obligations thereunder; and (v) neither Seller nor any other party to any such contract has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any such contract.

15.       Waiver of Jury Trial: THE PARTIES EACH IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDINGS OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND FURTHER AGREE NOT TO PLEAD OR CLAIM ANY RIGHTS TO A TRIAL BY JURY IN SUCH PROCEEDING.

(Balance of This Page Intentionally Left Blank)

{Signature Page to Follow}

“BUYER”
DD ENERGY, Inc.

by:/s/Steve Cochennet
Steve Cochennet
President/CEO

“SELLER”

MALLARD MANAGEMENT, INC.	ENUTROFF, LLC

by:/s/James D. Loeffelbein	By:/s/James D. Loeffelbein
James D. Loeffelbein	James D. Loeffelbein
President	Member

COAL CREEK ENERGY, LLC	MORMEG, LLC

by:/s/James D. Loeffelbein	By:/s/James D. Loeffelbein
John Loeffelbein	Mark L. Hass
Member	Member

/s/Giannino Smania	/s/Johnathon L. Haas
GIANNINO SMANIA	JOHNATHON L. HAAS

/s/Allyn Self	/s/Linda Self
ALLYN SELF	LINDA SELF

J & J OPERATING COMPANY, LLC

By:/s/John Loeffelbein

John Loeffelbein
Member